UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K/A

(Amendment No. 1)

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 4, 2012

SPECTRUM PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35006	93-0979187
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

11500 S. Eastern Ave., Ste. 240, Henderson, NV		89052
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (702) 835-6300

Not Applicable

(Former name or former address if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

EXPLANATORY NOTE

This Current Report on Form 8-K/A amends and supplements Item 9.01 of the Current Report on Form 8-K filed by Spectrum Pharmaceuticals, Inc. (“Spectrum”) on September 5, 2012 to include the financial statements and pro forma financial information required by parts (a) and (b) of Item 9.01 of Form 8-K that were not available at the time of the filing of the initial report and filed by amendment no later than 71 calendar days after the initial Form 8-K was required to be filed with the Securities and Exchange Commission. Such financial statements and pro forma financial information are required as a result of Spectrum’s September 5, 2012 acquisition of Allos Therapeutics, Inc. (“Allos”) by a merger of Sapphire Acquisition Sub, Inc., a wholly-owned subsidiary of Spectrum, with and into Allos pursuant to the terms of that certain Agreement and Plan of Merger and Reorganization, dated as of April 4, 2012, by and among Spectrum, Allos and the other parties named therein (the “Merger Agreement”).

Item 9.01 Financial Statements and Exhibits.

(a) Financial Statements of Businesses Acquired

The audited financial statements of Allos and statements of operations, statements of comprehensive loss, statements of cash flows and statements of stockholders’ equity for the years ended December 31, 2011, December 31, 2010 and December 31, 2009 are incorporated herein by reference from Allos’ Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 26, 2012 and Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2011 filed on April 27, 2012.

The unaudited balance sheet of Allos as of June 30, 2012 and related statements of operations and cash flows for the six months ended June 30, 2012 are incorporated herein by reference from Allos’ Quarterly Report on Form 10-Q for the three and six months ended June 30, 2012 filed on August 3, 2012 and Amendment No. 1 to Quarterly Report on Form 10-Q/A for the three and six months ended June 30, 2012 filed on August 17, 2012.

The unaudited balance sheet of Allos as of June 30, 2012 and related statements of operations and cash flows for the period ended June 30, 2012 are being filed in this Current Report on Form 8-K/A.

(b) Unaudited Pro Forma Condensed Combined Financial Information

On September 5, 2012, Spectrum completed the acquisition of Allos for cash consideration of $205.2 million pursuant to the terms of the Merger Agreement.

The following unaudited pro forma condensed combined statements of income for the year ended December 31, 2011 and for the six months ended June 30, 2012 included in this report have been prepared as if the acquisition occurred on January 1, 2011. The unaudited pro forma condensed combined balance sheet as of June 30, 2012 has been prepared as if the acquisition occurred on June 30, 2012. The historical consolidated statements of income have been adjusted in the unaudited pro forma condensed combined financial statements to only give effect to pro forma events that are (1) directly attributable to the acquisition; (2) factually supportable; and (3) expected to have a continuing impact on the combined results of Spectrum and Allos. The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements presented below.

In addition, the unaudited pro forma condensed combined financial information was based on and should be read in conjunction with:

•	Spectrum’s historical financial statements and related notes thereto contained in its Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 2, 2012;

•	Spectrum’s historical financial statements and related notes thereto contained in its Quarterly Report on Form 10-Q for the three and six months ended June 30, 2012 filed on August 8, 2012;

•

Separate historical financial statements of Allos and related notes contained in its (i) Annual Report on Form 10-K for the year ended December 31, 2011 filed on March 26, 2012 and (ii) Amendment No. 1 to Annual Report on Form 10-K/A for the year ended December 31, 2011 filed on April 27, 2012; and

•

Separate historical financial statements of Allos and related notes contained in its (i) Quarterly Report on Form 10-Q for the three and six months ended June 30, 2012 filed on August 3, 2012 and (ii) Amendment No. 1 to Quarterly Report on Form 10-Q/A for the three and six months ended June 30, 2012 filed on August 17, 2012.

The unaudited pro forma condensed combined financial information is based on estimates and assumptions and has been presented for illustrative purposes only and is not necessarily indicative of what the combined company’s results of operations actually would have been had the acquisition been completed as of the dates indicated. Additionally, the unaudited pro forma condensed combined financial information is not necessarily indicative of the condensed combined financial position or results of operations in future periods or the results that actually would have been realized if the acquisition had been completed as of the dates indicated.

The unaudited pro forma adjustments related to the acquisition have been prepared using the acquisition method of accounting under existing U.S. generally accepted accounting principles, which are subject to change and interpretation. The allocation of purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The purchase price for Allos was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Spectrum has engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets and certain tangible assets. Such a valuation requires significant estimates and assumptions including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. Spectrum believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. The fair value estimates for the purchase price allocation may change if additional information becomes available. The unaudited pro forma condensed combined financial information does not reflect the realization of any potential operating synergies or other operational improvements, if any, that the combined company may achieve as a result of the acquisition, the costs to integrate the operations of Spectrum and Allos or the costs necessary to achieve potential operating synergies and revenue enhancements. However, as Spectrum integrates the acquisition it does expect to realize cost saving synergies.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the year ended December 31, 2011

			Pro Forma
			Adjustments		Pro Forma
(in thousands, except share and per share data)	Spectrum	Allos	(Note 2)		Combined
Revenues:
Net product sales	$180,663	$50,486	$—		$231,149
License and contract revenue	12,300	25,563	—		37,863

Total revenues	192,963	76,049	—		269,012

Operating costs and expenses:
Cost of sales (excludes amortization of purchased intangible assets)	33,838	4,510	905	(f)	39,253
Cost of license and other revenue	—	11,698	—		11,698
Selling, general and administrative	72,553	67,817	—		140,370
Research and development	27,720	22,189	—		49,909
Amortization of purchased intangible assets	3,720	454	1,969	(a)	6,143

Total operating costs and expenses	137,831	106,668	2,874		247,373

Income (loss) from operations	55,132	(30,619)	(2,874)		21,639

Non-operating income (expense):
Change in fair value of common stock warrant liability	(3,488)	—	—		(3,488)
Interest and other income, net	577	85	—		662
Interest expense	—	—	(2,748	) (b)	(2,748)

Income (loss) before income taxes	52,221	(30,534)	(5,622)		16,065
(Provision) benefit for income taxes	(3,704)	7	—	(d)	(3,697)

Net income (loss)	$48,517	$(30,527)	$(5,622)		$12,368

Net income (loss) per share:
Basic	$0.91	$(0.29)	$—	(n)	$0.23

Diluted	$0.84	$(0.29)	$—	(n)	$0.21

Weighted average shares outstanding:
Basic	53,272,767	105,711,536		(n)	53,272,767

Diluted	57,959,714	105,711,536		(n)	57,959,714

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

STATEMENT OF OPERATIONS

For the six months ended June 30, 2012

			Pro Forma
			Adjustments		Pro Forma
(in thousands, except share and per share data)	Spectrum	Allos	(Note 2)		Combined
Revenues:
Net product sales	$122,411	$20,725	$—		$143,136
License and contract revenue	6,150	4,081	—		10,231

Total revenues	128,561	24,806	—		153,367

Operating costs and expenses:
Cost of sales (excludes amortization of purchased intangible assets)	20,247	1,978	398	(f)	22,623
Cost of license and other revenue	—	1,343	—		1,343
Selling, general and administrative	41,609	30,017	(6,193	) (c)	65,433
Research and development	18,474	10,553	—		29,027
Amortization of purchased intangible assets	2,566	227	1,099	(a)	3,892

Total operating costs and expenses	82,896	44,118	(4,696)		122,318

Income (loss) from operations	45,665	(19,312)	4,696		31,049
Non-operating income (expense):
Change in fair value of common stock warrant liability		—	—		—
Interest and other income, net	(1,369)	16	—		(1,353)
Interest expense	—	—	(1,374	) (b)	(1,374)

Income (loss) before income taxes	44,296	(19,296)	3,323		28,323
(Provision) benefit for income taxes	20,316	11	(601	) (d)	19,726

Net income (loss)	$64,612	$(19,285)	$2,721		$48,048

Net income (loss) per share:
Basic	$1.10	$(0.18)	$—	(n)	$0.82

Diluted	$1.01	$(0.18)	$—	(n)	$0.75

Weighted average shares outstanding:
Basic	58,617,530	106,740,680		(n)	58,617,530

Diluted	63,666,546	106,740,680		(n)	63,666,546

See notes to unaudited pro forma condensed combined financial statements.

UNAUDITED PRO FORMA CONDENSED COMBINED

BALANCE SHEET

As of June 30, 2012

	Spectrum	Allos	Pro Forma Adjustments (Note 2)		Pro Forma Combined
ASSETS
Current Assets:
Cash and equivalents	$190,154	$87,556	$(172,875	) (e, i)	$104,835
Marketable securities	3,550	43	—		3,593
Restricted cash	—	238	—		238
Accounts receivable, net	84,839	9,797	—		94,636
Inventories, net	7,686	963	1,303	(f)	9,952
Prepaid expenses and other current assets	1,800	1,828	—		3,628
Deferred tax asset	10,532	—	—		10,532

Total current assets	298,561	100,425	(171,572)		227,414

Investments	—	—	—		—
Property and equipment, net	2,488	1,056	—		3,544
Identifiable intangible assets, net	60,327	4,545	141,755	(g)	206,627
Goodwill	2,389	—	27,989	(h)	30,378
Deferred tax asset	20,961	—	(20,961	) (m)	—
Other assets	2,846	—	995	(i)	3,841

TOTAL ASSETS	$387,572	$106,026	$(21,794)		$471,804

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable and other accrued obligations	$89,610	$12,448	$—		$102,058
Accrued compensation and related expenses	3,505	3,371	—		6,876
Deferred revenue	12,300	1,133	(1,133	) (j)	12,300
Deferred development costs	—	—	700	(k)	700
Accrued drug development costs	10,610	2,501	—		13,111

Total current liabilities	116,025	19,453	(433)		135,045

Long-term debt	—	—	50,000	(i)	50,000
Deferred revenue and other credits—less current portion	8,329	21,237	(21,237	) (j)	8,329
Deferred development costs—less currrent portion	—	—	11,600	(k)	11,600
Deferred payment contingency	—	—	2,200	(k)	2,200
Tax liability	169	—	—		169
Deferred tax liability	—	—	1,412	(m)	1,412
Other long-term obligations	298	—	—		298

Total liabilities	124,821	40,690	43,542		209,053

Convertible voting preferred stock	123	—	—		123
Common stock	60	107	(107	) (l)	60
Additional paid-in capital	463,607	565,671	(565,671	) (l)	463,607
Accumulated other comprehensive loss	(525)	—	—		(525)
Accumulated deficit	(197,271)	(500,442)	500,442	(l)	(197,271)
Treasury stock	(3,243)	—	—		(3,243)

Total stockholders’ equity	262,751	65,336	(65,336)		262,751

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$387,572	$106,026	$(21,794)		$471,804

See notes to unaudited pro forma condensed combined financial statements.

Note 1 – Description of Transaction

On September 5, 2012, Spectrum completed the acquisition of Allos for cash consideration of $205.2 million pursuant to the terms of the Merger Agreement. Pursuant to the terms of the Merger Agreement, Spectrum acquired a total of 96,259,850 shares pursuant to a tender offer, representing approximately 89.98% of the outstanding shares of Allos common stock on September 5, 2012 for an amount equal to the price per share of $1.82 in cash plus the contingent value right described in Note 4 below. Allos develops and markets an anti-cancer therapeutic in the United States. As a result of the acquisition, Spectrum acquired an assembled sales force and an anti-cancer therapeutic which enhanced its existing product base.

Note 2 – Basis of Presentation

The unaudited pro forma condensed combined financial information was prepared using the June 30, 2012 historical financial statements of Spectrum and Allos, which were prepared under Unites States GAAP (“GAAP”). The acquisition is accounted for under the purchase method of accounting in accordance with the Financial Accounting Standards Board Accounting Standards Codification (“ASC”) Topic 805, Business Combinations. Under the purchase method of accounting, the total purchase price, calculated as described in Note 4 to these unaudited pro forma condensed combined financial statements, is allocated to the net tangible and intangible assets acquired and liabilities assumed of Allos based on their estimated fair values. The allocation of purchase price for acquisitions requires extensive use of accounting estimates and judgments to allocate the purchase price to the identifiable tangible and intangible assets acquired and liabilities assumed based on their respective fair values. The purchase price for Allos was allocated to tangible and intangible assets acquired and liabilities assumed based on their estimated fair values at the acquisition date. Spectrum has engaged an independent third-party valuation firm to assist in determining the estimated fair values of in-process research and development, identifiable intangible assets and certain tangible assets. Such a valuation requires significant estimates and assumptions including but not limited to: determining the timing and estimated costs to complete the in-process projects, projecting regulatory approvals, estimating future cash flows, and developing appropriate discount rates. Spectrum believes the fair values assigned to the assets acquired and liabilities assumed are based on reasonable assumptions. The fair value estimates for the purchase price allocation may change if additional information becomes available. The unaudited pro forma condensed combined financial information is presented after giving effect to the acquisition of Allos as if it occurred on January 1, 2011 for the year ended December 31, 2011 and six months ended June 30, 2012. Certain reclassifications have been made to the historical financial statements of Allos to conform to Spectrum’s presentation.

Note 3 – Accounting Policies

As a result of the continuing review of Allos’ accounting policies, Spectrum may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined financial statements. At this time, Spectrum is not aware of any differences that would have a material impact on the combined financial statements. The unaudited pro forma condensed combined financial statements do not assume any differences in accounting policies.

Note 4 – Purchase Price

The purchase price consideration for the Allos acquisition consisted of $205.2 million in cash. As part of the purchase consideration, Spectrum agreed to pay Allos shareholders an additional $0.11 per share if FOLOTYN® receives a conditional regulatory approval in the European Union, or the EU, by December 31, 2012 and the first reimbursable commercial sale of FOLOTYN® in the lead indication in the third EU major market country is made by December 31, 2013. On June 21, 2012, Allos received a letter from the European Commission (the “EC”) stating that the EC had adopted the Committee for Medicinal Products for Human Use’s opinion recommending against approval of the Marketing Authorisation Application. The decision is final and binding. Therefore, Spectrum management does not believe that the milestones triggering the contingent value right are achievable within the specified time frame and accordingly, did not value the contingent value right. Spectrum will continue to evaluate the fair value of the contingent value right through December 31, 2013.

Fair Value Estimate of Assets Acquired and Liabilities Assumed

Under the purchase method of accounting, the total purchase consideration is allocated to Allos net tangible and intangible assets based on their estimated fair values as of the closing date. The excess of the purchase price over the fair value of assets acquired and liabilities assumed was allocated to goodwill. The goodwill acquired is not deductible for tax purposes. The following table summarizes the fair value of the net assets acquired as of September 5, 2012 ($ in 000’s):

Cash	$71,940
Accounts receivable	6,835
Related party receivable	10,482
Inventory	2,246
Other current assets	1,527
Fixed assets	913
FOLOTYN distribution rights – US & Canada	118,400
FOLOTYN license with Mundipharma	27,900
Goodwill	27,550

Total assets acquired	267,793

Accounts payable & accrued liabilities	25,716
Mundipharma R&D expense liability	12,300
Deferred payment contingency	2,200
Deferred tax liabilities, net	22,373

Total liabilities assumed	62,589

Net assets acquired	$205,204

The acquired intangible assets consisted of developed technology for approved indications of currently marketed products. The acquired intangible assets principally relate to the FOLOTYN® distribution rights in the United States and Canada. The weighted-average amortization period for such intangible assets acquired is outlined in the table below:

	Value of Intangible Assets Acquired	Weighted-Average Amortization Period
In-process research and development—FOLOTYN® Distribution Rights	$118,400	(1)
FOLOTYN® License & Distribution Agreement with Mundipharma	27,900	10 years

Total identifiable intangible assets	$146,300

(1)	Acquired in-process research and development (“IPR&D) is an intangible asset classified as an indefinite-lived until the completion or abandonment of the associated R&D effort, and will be amortized over an estimated useful life to be determined at the date the project is completed. Intangible IPR&D is not amortized during the period that it is considered indefinite-lived but rather tested for impairment.

Purchase price adjustments recorded subsequent to this date will affect the recorded amount of goodwill. Goodwill acquired at September 5, 2012 will differ from the estimated amount included in the accompanying unaudited pro forma condensed combined financial statements prepared as of June 30, 2012.

Note 5 – Unaudited Pro Forma Adjustments

Pro forma adjustments are necessary to reflect the total purchase price, to reflect amounts related to Allos’ net tangible and intangible assets at an amount equal to the estimated fair values on the closing date, and to reflect changes in amortization expense resulting from the estimated fair value adjustments to net intangible assets. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial statements presented below and with the separate historical financial statements of Spectrum and Allos.

Adjustments included in the column under the heading “Pro Forma Adjustments” represent the following:

(a)	Reflects estimated adjustment to amortization expense for the intangible asset recorded prior to the acquisition and acquired as part of the acquisition, as follows:

	Year ended December 31, 2011	Six months ended June 30, 2012
Eliminate Allos’ historical intangible asset amortization expense	$(454)	$(227)
Estimated amortization expense of acquired intangible assets	2,423	1,326

Adjustment	$1,969	$1,099

(b)	Reflects the adjustment of interest expense recorded for the additional interest expense related to the September 2012 $75 million credit facility secured by Spectrum, of which $50 million was used to finance the acquisition.

(c)	Reflects elimination of acquisition-related transaction costs directly attributable to the acquisition, as they do not have a continuing impact on the combined entity’s results.

(d)	Reflects an estimate of the income tax expense of the acquisition, primarily related to the additional expense on debt incurred to finance the acquisition, and the reversal of acquisition-related transaction costs not deductible for tax purposes.

(e)	Reflects the total cash consideration paid on the closing date of $205.2 million, which was funded by the use of Spectrum cash and cash equivalents on hand and $50.0 million of the proceeds from the new $75.0 million credit facility, plus additional related acquisition costs estimated to be $17.8 million.

(f)	Reflects an adjustment to historical Allos inventory to an estimate of fair value. Spectrum’s costs of sales will reflect the increased valuation of Allos’ inventory as the acquired inventory is sold, which for purposes of these unaudited pro forma condensed combined financial statements is assumed will occur within the first 24 months following the acquisition.

(g)	Reflects an adjustment to intangible assets to an estimate of fair value as follows:

Eliminate Allos’ historical intangible asset	$(4,545)
Estimated fair value of intangible assets acquired	146,300

Adjustment	$141,755

(h)	Reflects the portion of the total purchase price allocated to goodwill based on the estimated fair value of the total purchase price less the estimated fair values assigned to identifiable tangible and intangible assets acquired and liabilities assumed on the closing date.

(i)	Reflects borrowings of $50 million under Spectrum’s new credit facility, used to partially finance the acquisition and debt issuance costs of $995.

(j)	Reflects an adjustment to Allos deferred revenue to reflect Spectrum’s on-going obligation under the contract Allos held with Mundipharma.

(k)	Reflects the estimate of the fair value of deferred development costs and deferred payment contingency liabilities assumed.

(l)	Reflects the elimination of Allos’ historical equity as part of the acquisition.

(m)	Reflects the adjustment for net deferred tax liabilities in connection with the Allos acquisition of $22.4 million which were established related to the fair value adjustments of the net assets acquired over their respective tax bases. No deferred taxes were provided for goodwill as the goodwill is not deductible for tax purposes.

(n)	Pro forma basic earnings per share is calculated by dividing the pro forma combined net earnings by the pro forma weighted average shares outstanding. Pro forma diluted earnings per share is calculated by dividing the pro forma combined net earnings by the pro forma weighted average shares outstanding and dilutive potential weighted average shares outstanding.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 19, 2012

SPECTRUM PHARMACEUTICALS, INC.

By:	/s/ Brett L. Scott
Brett L. Scott
Senior Vice President and Acting Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

23.1*	Consent of Ernst & Young LLP, independent registered public accounting firm.

23.2*	Consent of PricewaterhouseCoopers LLP, independent registered public accounting firm.

* Filed herewith